Exhibit 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC ANNOUNCES NEW CHAIRMAN AND

CHANGES TO ITS BOARD OF DIRECTORS

FOOTHILL RANCH, CA, August 3, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced significant changes to its board of directors, including a new chairman, four new directors and two retirees.

Chief executive officer, Peter D. Whitford, has been appointed a director and chairman of the board, replacing Irving Teitelbaum, who will remain as a director of the company.

“We respect Irv’s decision to focus his efforts on the international expansion of La Senza Corporation and continue to value the knowledge and experience he brings to The Wet Seal, Inc.,” said Mr. Whitford. “I would like to thank him for his many years of service as chairman of the company and for the significant contribution he has made to our growth over the past 20 years.”

Teitelbaum has been chairman of the board and a director of The Wet Seal, Inc. since 1984. During that time, the company grew from a base of 18 to over 500 locations across two divisions. He is also chairman and chief executive officer of La Senza Corporation, a Canadian public company, which recently sold 3,123,000 shares in The Wet Seal, Inc., completing its transformation into a pure play international lingerie retailer under the La Senza brand. Mr. Teitelbaum holds 751,500 Class B shares in The Wet Seal, Inc. for his own account.

The company also announced the appointment of Howard Gross as lead director and Henry Winterstern and Anne Kallin Zehren as directors. George H. Benter and Barry J. Entous will retire from the board and the company thanks them for their valuable contribution over the years. These changes are effective at the next scheduled board meeting on August 18, 2004 and will bring the total number of directors to nine, seven of whom are independent.

Howard Gross is a highly experienced specialty retail executive and four-time chief executive officer with a proven record in turnaround situations. He has successfully led some of the most prestigious names in specialty retail including Limited Stores, Victoria’s Secret Stores, and Today’s Man. Most recently he was president and chief executive officer of Hub Distributing, a privately owned retail business operating two divisions, the teen oriented fashion business Anchor Blue and a 50-store chain of Levi Outlet Stores. He is also on the Advisory Board of the Santa Clara University Retail Management Institute, a retail think tank.

Henry D. Winterstern is managing partner and co-founder of Capital Entertainment, an investment firm focusing on the media and entertainment industries. Prior to that, he was president of Winterstern & Associates Inc., an investment firm specializing in commercial transactions in the real estate and media sectors. Between 1991 and 1993, Mr. Winterstern served as an advisor to the North American Trust Co., the National Trust Co. and the Ultramar Corporation. Prior to 1991, Mr. Winterstern served as senior associate with the Edgecombe Group, the finance and realty arm of the North American Life Assurance Co. of Canada. Mr. Winterstern served on the board of directors of the Consoltex Group from May 1996 to October 1999 and as vice chairman from May 1997 to October 1999. Mr. Winterstern currently serves on the board of directors of Metro-Goldwyn-Mayer Inc. and dick clark productions, inc. He served on the boards of directors of Mosaic Media Group, Inc. and Mosaic Music Publishing LLC until December 2003 and was co-chairman of Lakeshore Entertainment LLC until August 2003.

Anne Kallin Zehren is a national authority on women and teens. As the launch publisher of Time, Inc.’s Teen People magazine and Teenpeople.com, she oversaw one of the most record breaking performances in magazine publishing history. She has worked in various roles at major magazine publishing and media companies including Conde Nast’s Glamour, Newsweek and NBC. Zehren is a board member of the National Campaign Against Youth Violence and was named to President Clinton’s Executive Advisory Board on Youth Violence. She was inducted into the prestigious Advertising Hall of Achievement and a D.A.R.E. American Award winner. She currently runs her own consulting company advising clients, including The Wet Seal, Inc., on innovative strategies to drive profitable performance.

Peter D. Whitford joined The Wet Seal, Inc. in July of last year and has initiated a three-year turnaround plan designed to deliver sustainable, profitable growth to the organization. He has more than 25-years experience in domestic and international specialty retail. He has been worldwide president of Disney Stores and president and chief executive officer of Structure, a division of The Limited. A native of Australia, he has also served in senior managerial positions at various other retail companies, both in the United States and Australia.

The Wet Seal, Inc. also announced the cancellation of a consulting contract with First Canada Management Consultants Limited, a management consulting firm of which Irving Teitelbaum is president.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 563 stores in 47 states, the District of Columbia and Puerto Rico, including 468 Wet Seal stores and 95 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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